As filed with the Securities and Exchange Commission on May 11, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTLAKE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	76-0346924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2801 Post Oak Boulevard, Suite 600 Houston, Texas	77056
(Address of principal executive offices)	(Zip code)

WESTLAKE CORPORATION

2013 OMNIBUS INCENTIVE PLAN

(As Amended and Restated Effective May 11, 2023)

(Full title of the plan)

L. Benjamin Ederington

Executive Vice President, Performance and Essential Materials,

General Counsel and Chief Administrative Officer

Westlake Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

(713) 960-9111

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Timothy S. Taylor

Carina L. Antweil

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTORY STATEMENT

Westlake Corporation (the “Registrant”, “Westlake” or the “Company”) is filing this Registration Statement on Form S-8 relating to its common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to awards granted under the Westlake Corporation 2013 Omnibus Incentive Plan, as amended and restated effective May 11, 2023 (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Company (File No. 001-32260) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated in this registration statement by reference:

(1)

The Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2022, including portions of our definitive proxy statement on Schedule 14A filed on March 31, 2023 that are incorporated by reference therein;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

(3)	The Company’s Current Reports on Form 8-K filed on February 21, 2023 and April 5, 2023; and

(4)

The description of our Common Stock contained in the Registration Statement on Form 8-A filed on July 30, 2004, as updated by the description of our Common Stock filed as Exhibit 4.7 to this registration statement, and as we may further update that description from time to time.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Expert and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director and of certain officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that such provision shall not eliminate or limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, (4) a director of officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation.

The amended and restated certificate of incorporation of Westlake provides that, to the fullest extent of Delaware law, no Westlake director or officer shall be personally liable to Westlake or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if the person is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must also indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her. Expenses, including attorneys’ fees, incurred by a director or officer, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and the advancement of expenses is not exclusive of any other rights a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Under the DGCL, the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability.

Westlake’s amended and restated certificate of incorporation and amended and restated bylaws authorize indemnification of any person entitled to indemnity under law to the full extent permitted by law.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

The following documents are filed as part of this registration statement or incorporated by reference herein:

4.1	Amended and Restated Certificate of Incorporation of Westlake as filed with the Delaware Secretary of State on August 6, 2004 (incorporated by reference to Westlake’s Registration Statement on Form S-1/A, filed on August 9, 2004).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Westlake as filed with the Delaware Secretary of State on May 16, 2014 (incorporated by reference to Westlake’s Current Report on Form 8-K, filed on May 16, 2014, File No. 001-32260).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Westlake as filed with the Delaware Secretary of State on May 19, 2017 (incorporated by reference to Westlake’s Current Report on Form 8-K, filed on May 19, 2017, File No. 001-32260).

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Westlake as filed with the Delaware Secretary of State on May 14, 2021 (incorporated by reference to Westlake’s Current Report on Form 8-K, filed on May 17, 2021, File No. 001-32260).

4.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Westlake as filed with the Delaware Secretary of State on February 18, 2022 (incorporated by reference to Westlake’s Current Report on Form 8-K, filed on February 18, 2022, File No. 001-32260).

4.6	Amended and Restated Bylaws of Westlake (incorporated by reference to Westlake’s Current Report on Form 8-K, filed on February 18, 2022, File No. 001-32260).

4.7*	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934.

4.8	Westlake Corporation Omnibus Incentive Plan (As Amended and Restated Effective May 11, 2023) (incorporated by reference to Appendix B of Westlake’s Definitive Proxy Statement on Schedule 14A filed on March 31, 2023, File No. 001-32260).

4.9	Indenture dated as of January 1, 2006 by and among Westlake, the potential subsidiary guarantors listed therein and JPMorgan Chase Bank, National Association, as trustee (incorporated by reference to Westlake’s Current Report on Form 8-K, filed on January 13, 2006, File No. 1-32260).

4.10	Seventh Supplemental Indenture, dated as of February 12, 2013, among the Company, the Subsidiary Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.16 to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 22, 2013, File No. 1-32260).

4.11	Eighth Supplemental Indenture (including the form of the Notes), dated as of August 10, 2016, among Westlake Corporation, the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to Westlake’s Current Report on Form 8-K, filed on August 10, 2016, File No. 001-32260).

4.12	Tenth Supplemental Indenture (including the form of the Notes), dated as of November 29, 2017, among Westlake Corporation, the Subsidiary Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to Westlake’s Current Report on Form 8-K, filed on November 28, 2017, File No. 001-32260).

4.13	Eleventh Supplemental Indenture (including the form of the Notes), dated as of November 28, 2017, among Westlake Corporation, the Subsidiary Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.3 to Westlake’s Current Report on Form 8-K, filed on November 28, 2017, File No. 001-32260).

4.14	Twelfth Supplemental Indenture (including the form of the Notes), dated as of July 17, 2019, between Westlake Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to Westlake’s Current Report on Form 8-K filed on July 17, 2019, File No. 1-32260).

4.15	Thirteenth Supplemental Indenture (including the form of Notes), dated as of June 12, 2020, between Westlake Corporation and The Bank of New Mellon Trust Company, N.A., as trustee (incorporated by reference to Westlake’s Current Report on Form 8-K filed on June 12, 2020, File No. 1-32260).

4.16	Fourteenth Supplemental Indenture (including the Notes), dated as of August 19, 2021, between Westlake Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to Westlake’s Current Report on Form 8-K, filed on August 19, 2021, File No. 001-32260).

4.17	Paying Agency Agreement dated as of July 17, 2019, between Westlake Corporation and The Bank of New York Mellon, London Branch, as paying agent (incorporated by reference to Exhibit 4.4 to Westlake’s Current Report on Form 8-K, filed on July 17, 2019, File No. 1-32260).

Westlake and its subsidiaries are party to other long-term debt instruments not filed herewith under which the total amount of securities authorized does not exceed 10% of the total assets of Westlake and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(A) of Item 601(b) of Regulation S-K, Westlake agrees to furnish a copy of such instruments to the SEC upon request.

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 11, 2023.

WESTLAKE CORPORATION
(Registrant)

By:	/s/ Albert Chao
Albert Chao
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Albert Chao, M. Steven Bender and L. Benjamin Ederington, and each of them severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, with full power to act with or without the others and with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority, to do and perform in the name and on behalf of each undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done, in all intents and purposes and as fully as he or she might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 11, 2023.

Signature	Title

/s/ Albert Chao Albert Chao	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ M. Steven Bender M. Steven Bender	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Johnathan S. Zoeller Johnathan S. Zoeller	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ James Chao James Chao	Chairman of the Board of Directors

/s/ Catherine T. Chao Catherine T. Chao	Director

/s/ David T. Chao David T. Chao	Director

/s/ John T. Chao John T. Chao	Director

Signature	Title

/s/ Michael J. Graff Michael J. Graff	Director

/s/ Marius A. Haas Marius A. Haas	Director

/s/ Kimberly S. Lubel Kimberly S. Lubel	Director

/s/ Mark A. McCollum Mark A. McCollum	Director

/s/ R. Bruce Northcutt R. Bruce Northcutt	Director

/s/ Carolyn C. Sabat Carolyn C. Sabat	Director

/s/ Jeffrey W. Sheets Jeffrey W. Sheets	Director